UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GUIDANCE SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT

PLEASE VOTE THE ENCLOSED WHITE PROXY TODAY

April 8, 2016

Dear Fellow Stockholders:

We are asking stockholders of Guidance Software to vote their proxy FOR the six existing members of your Board of Directors.

Your vote today on the enclosed WHITE PROXY CARD will be a vote for the Company’s independent Board and its strategy, which — in its first year — is delivering new customer wins and sales growth.

Our former Chairman, Shawn McCreight, has launched a proxy fight to take control of your Company at the Annual Meeting of Stockholders on May 11, 2016. You should know that:

1.              70% of the Company’s stock is in the hands of public stockholders, not Mr. McCreight. Yet, he seeks to take control of the Board without paying a premium — and without presenting a compelling strategic plan.

2.              We believe Mr. McCreight’s record as an executive disqualifies him from a continuing role at the Company; and

3.              Giving Mr. McCreight the respect due a founder and 30% stockholder, your Board tried to accommodate Mr. McCreight to avoid this public contest. But he rejected all offers, and instead chose this public and costly proxy fight.

First: Mr. McCreight does not offer a plan that clearly articulates the major changes he claims are necessary to improve shareholder value. The plan that Mr. McCreight would impose on stockholders is essentially the same plan that has failed in the past. In his proxy filing, he ties the Company’s recent stock price movements to the “Company’s shift in strategy, particularly its focus away from its core cyber-security products and a series of changes to its product road-map, pricing policies and sales channel strategy.” He thus ignores the fact that the very reason the Board, led by its independent Directors, set in motion this shift in strategy was because the old plan, under his leadership, was delivering continuing losses and declining sales.

A key element of the Board’s plan is to focus your Company’s resources on the “endpoint detection and response” segment of the enterprise cybersecurity market. This segment is expected to grow at rates over 14%, according to leading industry analyst Gartner. One new cybersecurity opportunity is privacy risk management, a $300-million market segment which we plan to pursue. During his tenure, Mr. McCreight insisted on focusing R&D on a “re-platforming” initiative that cost the Company a substantial portion of its R&D budget for three years and produced NO NEW MAJOR SOFTWARE PRODUCT OR SOLUTION FOR CUSTOMERS TO BUY.

Other elements of the Board’s plan involve the transformation of major functions within the Company. The Board is emphasizing the essential discipline of listening to customers and responding to their needs with software products and solutions that solve real problems and generate new revenue. Our earlier letter to stockholders noted an encouraging string of recent major customer wins; a meaningful share — including most of the wins with our biggest and best-known customers — were in the endpoint detection and response segment of cybersecurity, the segment that our strategy and new management is targeting.

Second: Your Board believes Mr. McCreight’s behavior and management style have hurt the Company’s performance at least as much as the narrowness of his strategic vision.  We see substantial risks to shareholder value if he is restored to a leadership role.

This issue is about more than good manners and common decency. And this is not just about the loss of talent, which has plagued the Company since at least 2007-8 when three well-known independent Directors resigned from the Board in a six-week period. The salient issue is that Mr. McCreight’s leadership style, which already had come to the attention of the independent Directors, was in their opinion, contributing directly to the Company’s flagging performance.

For example, over the past three years, when Mr. McCreight had full control of all product development work at Guidance, he ordered the Company’s programmers to work on “re-platforming” the EnCase system, sharply restricting development work on other products, including products on which customers were paying annual maintenance fees — despite the express misgivings of managers, programmers, the sales team, and most important, customers. How did your existing independent Directors and new management, in its first year of its new strategy, respond to this effort to undermine its turnaround initiatives?

GUIDANCE HAS LONG HAD A CORPORATE CODE OF CONDUCT DESIGNED TO PROMOTE MORALE AND ENHANCE CREATIVITY. WE BELIEVE IT IS A CORE VALUE OF OUR COMPANY!

To meet customer needs—and in the face Mr. McCreight’s objections — the current management team broke the log-jam by issuing a series of software revisions that responded to customer requests. One of the new features, a cybersecurity core function for finding known malware, had been requested by numerous customers; but Mr. McCreight had rejected those requests before current management shifted the Company’s technical resources to deliver the revenue-generating functionality and helped close major new-revenue deals in Q4 2015.

Third: We took every reasonable step to avoid this public and costly proxy fight.

The Board strongly believes terminating Mr. McCreight’s employment was in the best interests of the Company, its employees and its stockholders. It believes it was left with no reasonable alternative, and if it did not act, stockholders would have every right to ask, why not? In launching his proxy fight following his removal as Chairman and termination as Chief Technology Officer, we believe Mr. McCreight is determined to retaliate against the Board for taking this considered, necessary and unavoidable step.

Following our Board meeting on Feb. 9, 2016, as it was clear Mr. McCreight had lost the confidence of the Board, the independent Directors offered to allow him, as a 30% stockholder, to propose two qualified directors other than himself for the Board’s slate of nominees for election to the Board. This is an offer that was reiterated on several occasions.

Despite these and other efforts, the Board has not been able to come to reasonable terms that Mr. McCreight would accept in the place of this proxy fight. Your Board made a clear choice to put stockholder value first, and we urge you to do the same.

The Board believes continuing to execute our strategy is the best way to achieve the tremendous potential we see and are beginning to realize

Ironically, Mr. McCreight has suggested that, if his slate is elected, he will lead a process to explore the sale of the Company. During his many years as Board Chair, he did not push this agenda. Since he was removed as Chair, meanwhile, the Board has formed an M&A Committee that is charged with reviewing the Company’s alternatives with an eye toward enhancing stockholder value.

We are seeing early indications of improvement as a result of our strategies to:

•                  Broaden our sales platform so we can profitably reach more customers;

•                  Deliver enhanced products faster to our rapidly evolving markets; and

•                  Diversify revenue as we focus on high-growth sectors.

Your Board also recommends a vote against the bylaw amendment proposed by Mr. McCreight, which would permit him to call special shareholder meetings whenever he pleases. It represents what we believe is his attempt to put in place the infrastructure for ongoing and recurring stockholder fights. As we previously said, these proxy contests are costly and distracting.

Guidance believes in the highest standards in corporate governance, but wants to avoid a perpetual contest — which would be a nightmarish remake of the movie Groundhog Day.

Your vote for the existing Board of Directors on the WHITE card is a vote to continue our progress. Your vote is important—no matter how many shares you own.

Please vote the enclosed white proxy card today.

Guidance Software is seeking your vote FOR the SIX highly qualified and experienced Guidance Software director nominees: Reynolds C. Bish, Max Carnecchia, Patrick Dennis, Wade W. Loo, Christopher Poole and Robert G. van Schoonenberg. These incumbent nominees are committed to acting in your best interest and leading Guidance Software into the future. Your vote is critical to ensure Guidance Software can continue its strategic transformation, create near-term value and drive even higher returns over the long-term for all stockholders.

Whether or not you plan to attend Guidance Software’s Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. The Company urges you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. For your convenience, telephone and internet voting is available by simply following the instructions on the enclosed form of proxy. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below.

We invite you to share in this exciting opportunity—and to carefully watch our progress during the year ahead. We appreciate your continued support.

Sincerely,

Board of Directors

Guidance Software, Inc.

Robert G. van Schoonenberg (Chairman)

Reynolds C. Bish

Max Carnecchia

Patrick Dennis

Wade W. Loo

Christopher Poole

Participants in the Solicitation

Guidance and its directors, executive officers and other employees and persons may be deemed to be “participants” in the solicitations of proxies from Guidance’s stockholders in connection with the upcoming annual meeting of the Company’s stockholders (the “Annual Meeting”). Guidance has filed a proxy statement with the SEC (the “2016 Proxy Statement”) with the Securities Exchange Commission (the “SEC”) on March 30, 2016 in connection with the solicitation of proxies for the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Guidance’s stockholders in connection with the Proposals and their respective interests in Guidance by security holdings or otherwise is set forth in Guidance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016 (the “Annual Report”) and is also included in the 2016 Proxy Statement and other materials filed with the SEC. To the extent holdings of Guidance’s securities have changed since the amounts printed in the Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Important Additional Information and Where to Find It

Promptly after filing its definitive 2016 Proxy Statement with the SEC, Guidance mailed the definitive 2016 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, GUIDANCE’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GUIDANCE WILL FILE WITH THE SEC WHEN THEY BECOMES AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Guidance with the SEC in connection with the Annual Meeting at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Guidance’s website at http://investors.guidancesoftware.com/.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this communication involve risks and uncertainties that could cause actual results to differ materially from current expectations. There can be no assurance that demand for Guidance’s products will continue at current or greater levels, that new products will be successful, or that Guidance will continue to grow revenues, or be profitable. There are also risks that Guidance’s pursuit of providing network security and e-discovery technology might not be successful, or that if successful, it will not materially enhance Guidance’s financial performance; that Guidance could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact Guidance’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance’s periodic reports and registration statements filed with the Securities and Exchange Commission. Guidance specifically disclaims any responsibility for updating these forward-looking statements.